UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 5, 2015

OPKO Health, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33528	75-2402409
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4400 Biscayne Blvd., Miami, Florida		33137
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(305) 575-4100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On November 5, 2015, a wholly-owned subsidiary of OPKO Health, Inc. (the “Company”), Bio-Reference Laboratories, Inc. (“BRLI”), and certain of its subsidiaries entered into a new credit agreement with JPMorgan Chase Bank, N.A. (“CB”), as lender and administrative agent (the “New Credit Agreement”), which replaces BRLI’s existing loan agreement with PNC Bank, National Association (the “Existing Loan Agreement”). The New Credit Agreement provides for a $175.0 million secured revolving credit facility and includes a $20.0 million sub-facility for swingline loans and a $20.0 million sub-facility for the issuance of letters of credit. BRLI may increase the credit facility to up to $275.0 million on a secured basis, subject to the satisfaction of specified conditions. The new credit facility matures on November 5, 2020 and is guaranteed by all of BRLI’s domestic subsidiaries. The new credit facility is also secured by substantially all assets of BRLI and its domestic subsidiaries, as well as a non-recourse pledge by the Company of its equity interest in BRLI. Availability under the New Credit Agreement is based on a borrowing base comprised of eligible accounts receivables of BRLI and certain of its subsidiaries, as specified therein. The proceeds of the new credit facility will be used to refinance existing indebtedness, including amounts outstanding under the Existing Loan Agreement which has been terminated in accordance with its terms, to finance working capital needs and for general corporate purposes of BRLI and its subsidiaries.

At BRLI’s option, borrowings under the New Credit Agreement (other than swingline loans) will bear interest at (i) the CB floating rate (defined as the higher of (a) the prime rate and (b) the LIBOR rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for an interest period of one month plus 2.50%) plus an applicable margin of 0.35% for the first 12 months and 0.50% thereafter or (ii) the LIBOR rate (adjusted for statutory reserve requirements for eurocurrency liabilities) plus an applicable margin of 1.35% for the first 12 months and 1.50% thereafter. Swingline loans will bear interest at the CB floating rate plus the applicable margin. The New Credit Agreement also calls for other customary fees and charges, including an unused commitment fee of 0.25% of the lending commitments.

The New Credit Agreement contains customary covenants and restrictions, including, without limitation, covenants that require BRLI and its subsidiaries to maintain a minimum fixed charge coverage ratio if availability under the new credit facility falls below a specified amount and to comply with laws, and restrictions on the ability of BRLI and its subsidiaries to incur additional indebtedness or to pay dividends and make certain other distributions to the Company, subject to certain exceptions as specified therein. Failure to comply with these covenants would constitute an event of default under the New Credit Agreement, notwithstanding the ability of BRLI to meet its debt service obligations. The New Credit Agreement also includes various customary remedies for the lenders following an event of default, including the acceleration of repayment of outstanding amounts under the New Credit Agreement and execution upon the collateral securing obligations under the New Credit Agreement.

The foregoing description of the New Credit Agreement is only a summary and is qualified in its entirety by reference to the full text of the New Credit Agreement.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the termination of the Existing Loan Agreement is incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the New Credit Agreement is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On November 6, 2015, the Company issued a press release announcing that it entered into the New Credit Agreement. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in Item 7.01 to this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Exchange Act.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.

November 6, 2015	By:	Adam Logal

Name: Adam Logal
Title: Senior Vice President-Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Company, dated November 6, 2015